UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2018

FLUX POWER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-25909	86-0931332
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

985 Poinsettia Avenue, Suite A, Vista, California	92081
(Address of Principal Executive Offices)	(Zip Code)

877-505-3589

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

As previously reported by Flux Power Holdings, Inc. (the “Company”), the Company had commenced an offering (the “Private Placement”) of up to 5,714,285 share of our Common Stock, par value $0.001 (“Shares”) to selected accredited investors for an aggregate amount of up to approximately $4,000,000, or $0.70 per share of Common Stock (the “Offering”). On June 29, 2019, the Company has made additional sales under the Private Placement to accredited investors for $1,940,000, or 2,771,428 Shares. As of June 29, 2018, the Company issued an aggregate of 4,571,428 Shares for gross proceeds of $3.2 million under this Offering. The Private Placement closed on June 30, 2018.

In connection with the Private Placement, the Company agreed to pay a cash fee to a placement agent equal to 1.5% of the gross proceeds received from certain qualified investors in the Offering, or $25,350 for the June 29, 2018 closing to which this Form 8-K relates. The Shares offered and sold in the Offering have not been registered under the Securities Act of 1933, as amended (“Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The Shares were offered and sold to the accredited investors in reliance upon exemptions from registration pursuant to Rule 506(c) of Regulation D promulgated under Section 4(a)(2) under the Securities Act.

The foregoing is a summary of the material terms of the Offering and does not purport to be complete and is qualified in its entirety by reference to the form of the Subscription Agreement which is filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 25, 2018, which is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(c)     On June 29, 2018, the Board of Directors of the Company appointed John Berry, age 50, to serve as the Chief Operating Officer.

Mr. Berry joined the Company in 2016 and has been the Company’s Director of Operations since 2016. Prior to joining the Company in 2016, Mr. Berry was Clean Air Power, Inc.’s Group Operations Director and General Manager of the USA Operations from 2014 to 2016, and Operations Director of the UK, Australia, and USA Market from 2012 to 2014. Mr. Berry’s experience in the development, implementation, and management of all aspects of supply chain, production, and sales has prepared and qualified him for the position of Chief Operating Officer.

In connection with his appointment as the Company’s Chief Operating Officer, Mr. Berry will receive an annual base salary of $145,000 and was awarded options to purchase 455,106 shares of the Company’s common stock with an exercise price equal to the fair market value of our common stock, which is $1.44 per share based on the Company’s 30 day volume-weighted average price on June 29, 2018. These options will vest quarterly over a two-year period following the date of grant and expire on June 29, 2020. The options were issued under the Company’s 2014 Equity Incentive Plan, as amended (the “Plan”), pursuant to the terms and conditions of the Form of Incentive Stock Option Agreement under such Plan which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Except as disclosed in this Current Report on Form 8-K, there are no arrangements or understandings with any other person pursuant to which Mr. Berry was appointed as Chief Operating Officer. There are also no family relationships between Mr. Berry and any of the directors or executive officers. Except as disclosed in this Current Report on Form 8-K, Mr. Berry has no other direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

(e)     On June 29, 2018, the Board of Directors granted Chief Executive Officer Ronald F. Dutt options to purchase 500,000 shares of the Company’s commons stock with an exercise price equal to $1.44 per share These options will vest quarterly over a two-year period following the date of grant and expire on June 29, 2020. The options were issued under the Plan, pursuant to the terms and conditions of the Form of Incentive Stock Option Agreement under such Plan.

Item 9.01 Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Exhibit Description
10.1	Form of Incentive Stock Option Agreement*

__________________

*filed herewith

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flux Power Holdings, Inc.,
A Nevada Corporation

Dated: July 5, 2018	/s/ Ron Dutt
Ron Dutt, Chief Executive Officer and Chief Financial Officer

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